WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending July 31, 2008

Dear Interest Holder:

Enclosed is the report for the period of July 31, 2008 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of July 31, 2008 was $117.48, a decrease of -4.62% from the June 30, 2008 value of $123.17. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +11.45% as of July 31, 2008.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	($2,321,597.08)
Change in Unrealized Gain/(Loss)	($1,856,573.85)
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($15,559.81)

Total Trading Income	($4,193,730.74)
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$74,931.37
Management Fees	$42,769.32
Advisory Fees	$176,153.22
Offering Fees	$0.00
Incentive Fees	$51,209.41
Other Expenses	$293,470.47

Total Expenses	$638,533.79
Interest Income	$90,384.48
Net Income(Loss) from the Period	($4,741,880.05)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$102,646,372.92	$123.17
Addition	$3,928,365.72
Withdrawal	($641,165.41)
Net Income/(Loss)	($4,741,880.05)

Month End	$101,191,693.19	$117.48
Monthly Rate of Return	-4.62%
Year to Date Rate of Return	11.45%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending July 31, 2008

Dear Interest Holder:

Enclosed is the report for the period of July 31, 2008 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of July 31, 2008 was $119.23, a decrease of -4.45% from the June 30, 2008 value of $124.79. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +12.74% as of July 31, 2008.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	($361,117.41)
Change in Unrealized Gain/(Loss)	($288,784.46)
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($2,420.28)

Total Trading Income	($652,322.15)
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$11,655.35
Management Fees	$6,652.64
Advisory Fees	$27,400.10
Offering Fees	$0.00
Incentive Fees	$7,965.47
Other Expenses	$19,037.89

Total Expenses	$72,711.45
Interest Income	$14,059.03
Net Income(Loss) from the Period	($710,974.57)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$15,966,333.34	$124.79
Addition	$685,000.00
Withdrawal	($238,411.80)
Net Income/(Loss)	($710,974.57)

Month End	$15,701,946.97	$119.23
Monthly Rate of Return	-4.45%
Year to Date Rate of Return	12.74%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 2